QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1

OMNIVISION TECHNOLOGIES, INC.

Subsidiaries of OmniVision Technologies, Inc.

        Registrant's significant consolidated subsidiaries and the state or jurisdiction of organization of each subsidiary are shown below:

Name of Subsidiary	Jurisdiction of Incorporation	Percentage Ownership
OmniVision International Holding Ltd.	Cayman Islands	100%
OmniVision Technology International Ltd.
(formerly Hua Wei Technology International, Ltd.)	Cayman Islands	100%
OmniVision Technologies (Hong Kong) Company Limited	Hong Kong, China	100%
OmniVision Trading (Hong Kong) Company Limited	Hong Kong, China	100%
OmniVision Semiconductor (Shanghai) Co. Ltd.
(formerly Hua Wei Semiconductor (Shanghai) Co., Ltd.)	China	100%
OmniVision Technologies (Shanghai) Co. Ltd.
(formerly Shanghai OmniVision IC Design Co., Ltd.)	China	100%
Taiwan OmniVision Technologies Co., Ltd.	Taiwan	100%
Taiwan OmniVision International Technologies Co., Ltd.	Taiwan	100%
Taiwan OmniVision Investment Holding Co., Ltd.	Taiwan	100%
OmniVision Holding (Hong Kong) Company Limited.	Hong Kong, China	100%
OmniVision Investment Holding (BVI) Ltd.	British Virgin Islands	100%
Shanghai OmniVision Semiconductor Technology Co. Ltd.	China	100%
OmniVision Optoelectronics Company Limited	Cayman Islands	100%
OmniVision Optoelectronics Technologies (Shanghai) Co. Ltd	China	100%
Taiwan OmniVision Optoelectronics Technologies Co., Ltd.	Taiwan	100%
OmniVision Semiconductor Technologies Marketing India Private Limited	India	100%
OmniVision Technologies Norway AS	Norway	100%
OmniVision Technologies Singapore Pte. Ltd	Singapore	100%
OmniVision Technologies (Wuhan) Co. Ltd.	China	100%

QuickLinks

  Exhibit 21.1
OMNIVISION TECHNOLOGIES, INC. Subsidiaries of OmniVision Technologies, Inc.